US SERVIS, INC.
220 Davidson Avenue, 2nd Floor
Somerset, New Jersey  08873
(732) 764-9898

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
AUGUST 20, 1997

To the Stockholders of US Servis, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of US Servis, Inc., a Delaware corporation (the "Company"), which will be held on Wednesday, August 20, 1997, at 10:00 a.m., local time, at 220 Davidson Avenue, 2nd Floor, Somerset, New Jersey, for the following purposes:

1. To elect seven (7) directors to serve until the 1998 Annual Meeting of the stockholders of the Company; and

2. To consider such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on July 18, 1997 will be entitled to notice of and to vote at the meeting and at any adjournment thereof.

Accompanying this notice is a Proxy Statement, a form of proxy and a copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

We hope you attend the meeting in person, but, if you cannot, please sign, date and promptly return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting.


                                  By Order of the Board of Directors



                                  ROBERT E. VAN METRE
                                  Secretary and Vice President, Accounting and Finance


Somerset, New Jersey
July 25, 1997

                                 US Servis, Inc.
                         220 Davidson Avenue, 2nd Floor
                           Somerset, New Jersey 08873


                                 PROXY STATEMENT

The Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of US Servis, Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company referred to in the foregoing Notice. All proxies received pursuant to this solicitation will be voted in accordance with the instructions indicated thereon. A majority of the shares having voting power (4,425,342 shares) represented at the meeting in person or by proxy will constitute a quorum for the transaction of business. Stockholders who execute proxies may revoke them at any time before they are voted by submitting a later dated proxy or by written notice delivered to the Secretary of the Company. Personal attendance at the meeting without submitting a later dated proxy or a written notice of revocation to the Secretary shall not serve to revoke any proxy, unless the stockholder attends and votes at the meeting.

The Company has appointed Registrar and Transfer Company, the Company's registrar and transfer agent, as inspector of elections for the annual meeting for the purpose of calculating the number of votes present in person or by proxy at the annual meeting and tabulating the vote for proposals submitted to a vote of stockholders at the annual meeting. Shares owned by stockholders who are present in person, or which are represented by proxy, at the annual meeting will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter. The Company anticipates mailing of the proxy materials to stockholders will commence on or about July 25, 1997.

The expenses of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

                        RECORD DATE OF VOTING SECURITIES

Only holders of the Company's Common Stock, Series A Convertible Preferred Stock (the "Series A Shares") and Series B Convertible Preferred Stock (the "Series B Shares") of record at the close of business on July 18, 1997 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding and entitled to vote 6,350,683 shares of Common Stock, 1,500,000 Series A Shares and 1,000,000 Series B Shares. Each outstanding share of Common Stock, each outstanding Series A Share and each outstanding Series B Share entitles the record holder to one vote on each matter to be acted upon at the meeting.

The Certificate of Designation authorizing the Series A Shares provides that the holders of the Series A Shares shall have the right to elect one director of the Corporation. The Certificate of Designation authorizing the Series B Shares provides that so long as (i) at least 200,000 Series B Shares are outstanding and Frontenac VI Limited Partnership ("Frontenac VI") owns not less than a majority of such shares, and (ii) the holders of Series A Shares are not eligible to elect a director pursuant to the Certificate of Designation authorizing the Series A Shares, the holders of the Series B Shares shall have the right to elect one director of the Corporation. The remaining directors are elected by a plurality of the votes cast in the election. The affirmative vote of the holders of a majority of the shares voted with respect to any other proposal presented at the meeting is required to approve such other proposal.


                              ELECTION OF DIRECTORS
                           (ITEM #1 on the PROXY CARD)


A Board of Directors consisting of eight individuals is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, other than Mr. Cowie. Mr. Cowie has been nominated by the holders of a majority of the Series A Shares and his nomination will be voted upon by the holders of Series A Shares. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the directorship. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

The names of the nominees and certain information about them are set forth below.

      Name                       Age            Position

Graham O. King                   57       Chairman of the Board and Chief Executive Officer
S.M. Caravetta                   71       Vice Chairman of the Board
James A. Pesce                   54       President and Director
Frederick R. Blume               55       Director
Stanford J. Goldblatt            58       Director
Robert E. King                   61       Director
Robert C. Bowers                 51       Director
James E. Cowie                   42       Director


GRAHAM O. KING joined the Company on October 12, 1994 as the Company's Chief Executive Officer. He was appointed Chairman of the Board of Directors at a Board of Directors meeting held on October 28, 1994. He was formerly with Shared Medical Systems, Inc., a healthcare information service company, from October 1, 1986 until October 31, 1993, where he served as its President from April 1987. From October 31, 1993 until joining the Company, he was a partner with Salt Creek Ventures, a private investment company.
He is presently a director of ADAC Laboratories, Inc. and Optika Imaging Systems, Inc. Mr. King and Mr. Robert E. King, another director of the Company, are brothers.


S. M. CARAVETTA was the Chairman of the Board of Directors, and Chief Executive Officer of the Company from its organization in 1976 through October 28, 1994. He became Vice Chairman of the Board of Directors on October 28,1994.
Mr. Caravetta has been a director of the Company since 1976.


JAMES A. PESCE has been the President and a Director of the Company since 1982.

FREDERICK R. BLUME has been a director of the Company since 1993. He has been a Managing Partner of Capital Health Venture Partners, a healthcare venture capital firm, since June 1986. Prior to founding Capital Health, Mr. Blume was a Managing Director of Paine Webber Group specializing in corporate healthcare financing. He is presently a director of Cytyc Corporation and Washington National Corporation.


STANFORD J. GOLDBLATT has been a director of the Company since April 20, 1995. Since 1979, Mr. Goldblatt has been a partner in the law firm of Hopkins & Sutter, counsel to the Company. Mr. Goldblatt has announced his withdrawal as a partner of Hopkins & Sutter and his intention to become a partner in the law firm of Winston & Strawn.


ROBERT E. KING has been a director of the Company since April 20, 1995. Mr. King is a partner in Salt Creek Ventures, a private investment company, and Chairman of the Executive Committee of COLLEGIS, Inc., an outsourcer of information services for colleges and universities. For a twelve year period prior to October 1994, Mr. King was a director and Chief Executive Officer of CA Newtrend Inc., the general partner of Newtrend, L.P. (and its
partnership  and  corporate  predecessors),   a  software,  service  and
outsourcing provider in the financial institutions market. He is presently a director of DEVRY, Inc. Mr. King and Mr. Graham O. King are brothers.

ROBERT C. BOWERS has been a director of the Company since April 20, 1995. Since May 1996, Mr. Bowers has been Vice President and Chief Financial Officer of COLLEGIS, Inc. Between June 1995 and May 1996, Mr. Bowers served as Vice President and Chief Financial Officer of HTE, Inc., a software service company in the state and local government market. From June 1985 through October 1994, Mr. Bowers was Senior Vice President and Chief Financial Officer of CA Newtrend Inc., the general partner of Newtrend, L.P. (and its partnership and corporate predecessors).


JAMES E. COWIE has been a director of the Company  since July 18,  1995.
Mr. Cowie has been a general partner of Frontenac Company, a Delaware general partnership that is the general partner of Frontenac VI Limited Partnership ("Frontenac VI") and other venture capital partnerships, since 1989. He also serves on the boards of directors of PLATINUM technology, inc. and 3Com Corporation.


Concerning the Board of Directors

Prior to October 1994, outside directors of the Company received up to $1,000 per meeting for their services to the Company in such capacity. Effective October 1994, outside directors of the Company were granted stock options under the Company's 1994 Non-Employee Director Stock Option Plan (the "1994 Plan") in lieu of cash compensation. Under the 1994 Plan, the Board of Directors of the Company is authorized to grant options to purchase up to 350,000 shares of Common Stock to certain non-employee directors. Under the terms of the 1994 Plan, a non-employee director is granted options to purchase 50,000 shares of Common Stock at the market price on the day he or she becomes a director or, in the case of outside directors that were in office during October 1994, the date of adoption of the 1994 Plan. The options vest at the rate of 10,000 shares per year, expire if not exercised within ten years from the date of grant, and are non-transferrable by option holders during an option holder's lifetime. Under circumstances set forth in the 1994 Plan, the options may be exercised within six months following termination of service to the Company, or within one year in the event of death or total disability. In January 1995, each of Mr. Bowers and Mr. Robert King, as consideration for his agreement to serve as a consultant to the Company, was issued options under the Company's Amended 1993 Stock Option Plan (the "1993 Plan"). Neither Mr. Bowers nor Mr. King received options under the 1994 Plan upon his appointment as a director of the Company. Neither Mr. Goldblatt nor Mr. Cowie, upon being appointed as a director of the Company, accepted any options. On February 11, 1997, the Board of Directors cancelled the options granted to Mr. Bowers and Mr. King under the 1993 Plan and granted options for the same number of shares to Mr. Bowers and Mr. King under the 1994 Plan, such options having the same terms and conditions as those that were cancelled. The option holdings of the directors are set forth under "Voting Securities and Principal Holders Thereof" below. Directors are also reimbursed for their reasonable travel expenses incurred in attending meetings.

The Board of Directors met or took action without a meeting six times during the fiscal year ended March 31, 1997. There is no present director nominated for election who attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

The Board of Directors maintains an Executive Committee, an Audit Committee, an Option Committee, a Nominating Committee and a Compensation Committee.

During the fiscal  year  ended  March 31,  1997,  the  members of the  Executive
Committee were Messrs. Graham King, Robert King, Bowers, Blume, Cowie and Goldblatt. The Executive Committee met or took action without a meeting seven times during fiscal 1997.

The Audit Committee discusses matters of concern to the independent auditor resulting from the audit; reviews changes in accounting principles in the financial statements; and reviews non-auditing services performed for the Company by the independent auditor. During the fiscal year ended March 31, 1997, the members of the Audit Committee were Messrs. Bowers, Goldblatt and Robert King. The Audit Committee held meetings on May 3, 1996, July 2, 1996 and November 11, 1996 to discuss (i) the scope and cost of the audit to be performed for the fiscal year ended March 31, 1996, (ii) the results of such audit, and
(iii) the financial condition of the Company. The members of the Audit Committee also met informally during the fiscal year ended March 31, 1997 to discuss the selection of an independent auditor and the Company's financial statements in connection with Executive Committee meetings.

The Option Committee administers the 1993 Plan. During the fiscal year ended March 31, 1997, the members of the Option Committee were Messrs. Cowie and Goldblatt. The Option Committee met or took action without a meeting twice during fiscal 1997, and both members of the Option Committee participated in such action.

During the fiscal year ended March 31, 1997, the members of the Compensation Committee were Messrs. Blume and Cowie. The Compensation Committee took action without a meeting once during fiscal 1997.

During the fiscal year ended March 31, 1997, the members of the Nominating Committee were Messrs. Graham King, Caravetta and Blume. The Nominating
Committee met once during fiscal 1997, and all members of the Nominating Committee were present at such meeting. The Nominating Committee will consider director nominees submitted by the stockholders of the Company. Submissions should be made in a writing addressed to the attention of the Nominating Committee at the Company's principal executive offices.

The Company has agreed with each director of the Company that the Company shall indemnify the director against certain claims that may be asserted against him by reason of serving on the Board of Directors.

Mr. Graham King is a party to an Employment Agreement with the Company that extends from year to year unless terminated for cause or upon notice by either party. This agreement and certain other terms of Mr. King's employment with the Company are discussed under "Discussion of 1997 Executive Officer Compensation and Employment Contracts" below.

Mr. King and Mr. Caravetta have signed an agreement to the effect that each will vote for the other as a director of the Company. Mr. Caravetta has also agreed, among other things, to vote in favor of the slate of directors nominated by the Nominating Committee.

Mr. Caravetta is a party to a Senior Consulting Agreement with the Company. This agreement extends through April 1, 1998. On October 12, 1994, the Company entered into a Senior Consulting Agreement with Mr. Caravetta. This agreement was amended by letters dated November 11, 1994 and July 5, 1995. The Senior Consulting Agreement replaced and superceded a prior employment agreement between Mr. Caravetta and the Company. The agreement provides for a salary of $275,000 per annum. An agreement to provide a split dollar life insurance policy on the lives of Mr. and Mrs. Caravetta in the face amount of $2,000,000 through April 1, 1998 was terminated by letter agreement dated July 5, 1995, and the split dollar policy (with a cash value of approximately $60,000) was transferred to Mr. and Mrs. Caravetta. Pursuant to the Senior Consulting Agreement, a stock option for 150,000 common shares granted to Mr. Caravetta by the Company was canceled.

Mr. Caravetta's Senior Consulting Agreement includes a change of control clause that provides that, in the event of a change of control of the Company during the term of Mr. Caravetta's agreement, the Company shall pay him an amount equal to 2.0 times the average annual base compensation paid to him during the five fiscal years of the Company immediately preceding the change of control; and, if such change of control takes place between April 1, 1997 and March 31, 1998, the Company shall pay him an amount equal to 1.5 times the average annual base salary and incentive compensation. The aforesaid payment shall be made to him in twelve or, at his election, in twenty-four, equal monthly installments, commencing on the first day of the month following the change of control. Other than the change of control payments, Mr. Caravetta shall not be entitled to any other salary or consulting payments under the Senior Consulting Agreement after a change of control. Mr. Caravetta has agreed that a change of control in favor of Mr. King or persons affiliated with Mr. King shall not be deemed a change in control for purposes of his Senior Consulting Agreement.

The Company has agreed to maintain a term life policy in the face amount of $500,000 on the life of Mr. Caravetta through March 31, 1998. The Company has designated Rosemarie Caravetta or her estate as the beneficiary of this policy. After March 31, 1998, the Company will transfer the policy to Mr. Caravetta, and he will be responsible for premiums required to keep the policy in force.

Mr. Caravetta's agreement also contains clauses that provide for medical insurance coverage for the remainder of his and his wife's life (at her expense following his death). Throughout the fiscal year ended March 31, 1997, Mr. Goldblatt was a partner in the law firm of Hopkins & Sutter. Hopkins & Sutter received legal fees and reimbursement for disbursements from the Company for legal services provided to the Company by Hopkins & Sutter during the fiscal year ended March 31, 1997. The Company has continued to employ the services of Hopkins & Sutter; no estimate of the legal fees for the 1998 fiscal year can be made at this time. Mr. Goldblatt has announced his withdrawal as a partner of Hopkins & Sutter and his intention to become a partner in the law firm of Winston & Strawn.No estimate can be made at this time of the legal fees, if any, that the Company will pay to Winston & Strawn in the 1998 fiscal year. Mr. Goldblatt is also a member of the healthcare advisory committee of Frontenac Company, a Delaware general partnership that is the general partner of Frontenac
VI. Frontenac VI holds equity representing approximately 29.2% of the Company. Mr. Goldblatt is also a trustee of a trust established for the benefit of members of Mr. Goldblatt's family, which trust is a limited partner in Frontenac
VI. Hopkins & Sutter provides legal services to Frontenac VI, Frontenac Company and Robert E. King on a regular basis, although it has not provided legal services to Frontenac VI, Frontenac Company or Mr. King with regard to any transactions with the Company.

Mr.Cowie is a general partner of Frontenac Company, which is the general partner of Frontenac VI. The Company maintains a directors and officers liability insurance policy covering all directors of the Company.


                             EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation of certain of the Company's executive officers for fiscal 1997, 1996 and 1995.

                                                                      Long-Term Comp.              All Other
                                    Annual Compensation                Options (Shares)              Comp.

                                                                      Restricted    Securities
    Name/Position         Age   Year        Salary      Bonus (2)     Stock         Underlying
                                                                      Awards (3)     Options
Graham O. King            57    1997      $239,000      $120,000         0             0             $8,968 (4)
 Chairman and CEO (1)           1996       239,000       105,000         0             0              3,756 (4)
                                1995       100,197        56,427     1,050,000     1,000,000            939 (4)

                                                                     Long-Term Comp.              All Other
                                    Annual Compensation                Options (Shares)              Comp.

                                                                      Restricted    Securities
    Name/Position         Age   Year        Salary      Bonus (2)     Stock         Underly
                                                                      Awards (3)     Options

James A. Pesce            54    1997      $189,000       $50,000         0           17,000         $10,798 (5)
 President                      1996       189,000        30,000         0             0             10,798 (5)
                                1995       180,000             0         0          133,000          11,041 (5)

Michael B. Loscalzo       52    1997      $175,000       $50,000         0           35,000             None
 Treasurer and Vice             1996       175,000        37,500         0           10,000             None
 President (6)                  1995        10,096             0         0          125,000             None

Robert E. Van Metre       56    1997      $130,000       $40,000         0             0                None
 Secretary and Vice             1996       100,000        22,500         0           50,000             None
 President, Accounting          1995           N/A         N/A          N/A           N/A                N/A
 and Finance (7)

------------------------------------

(1)Mr.King joined the Company as its Chief Executive Officer on October 12,1994.

(2)Includes amounts paid in subsequent fiscal year applicable to previous fiscal year.
(3)The amounts shown in the table represent the market price on the date of grant of awards of restricted stock.

(4)Represents the premium on term life insurance maintained for Mr. King by the Company.

(5)$9,600 represents an automobile allowance, with the balance representing premiums on term life insurance maintained by the Company. The Company has agreed that if Mr. Pesce dies while employed by the Company, the Company shall pay to his irrevocably designated beneficiary $100,000 per annum for a period of ten (10) years thereafter, payable in equal monthly installments, commencing on the first day of the month following death. The Company maintains a term life policy in the face amount of $500,000 on the life of Mr. Pesce, which the Company believes when considering tax effects will be sufficient to cover this plan.

(6)Mr.Loscalzo joined the Company in 1995. Mr. Loscalzo has informed the Company that he intends to leave the employment of the Company in the near future. As of this Report, he remains in the position indicated above. From 1993 to 1995, Mr. Loscalzo was a Senior Vice President of Cain Brothers & Company, a New York based health care investment banking firm. Mr. Loscalzo was a co-founder and, from 1988 to 1992, Managing Director of The Hunter Group, a health care workout firm. Between 1988 and 1991, he served as either CEO or CFO for workout clients in Seattle, Washington; St. Paul, Minnesota; Miami, Florida; and San Francisco, California. Prior to the formation of The Hunter Group, Mr. Loscalzo served as Senior Vice President of Finance for a Philadelphia teaching hospital. From 1978 to 1985, he was a manager in Arthur Andersen & Co.'s Philadelphia health care audit practice.

(7)Mr. Van Metre joined the Company in 1995. From 1987 through 1994,
Mr. Van Metre held several senior management positions with Integrated Resources Life Companies, Inc. including, Senior Vice President-Chief Financial Officer, Executive Vice President, and President. From 1982 through 1987, Mr. Van Metre was Executive Vice President-Chief Financial Officer for the Daseke Group, Inc. Mr. Van Metre held a variety of senior management positions with Household International (HFC) from 1973 to 1982. Prior to joining HFC, he was Administrator of Finance for the Illinois State Toll Highway Authority. Mr. Van Metre's compensation amounts do not include consulting payments paid to Mr. Van Metre by the Company prior to his employment with the Company.

Discussion of 1997 Executive Officer Compensation and Employment Contracts

Mr. Graham O. King joined the Company as Chief Executive Officer on October 12, 1994. He became Chairman of the Board of Directors effective October 28, 1994. Mr. King is a party to an Employment Agreement that has been extended through March 31, 1997. Unless either party elects not to extend the agreement, it automatically extends for one year terms thereafter. Neither party made such an election for the year ended March 31, 1998. The agreement provides for a salary of $239,000 per year with a performance bonus not to exceed fifty percent (50%) of salary. Mr. King's salary can be increased at the discretion of the Board of Directors. The agreement provides for one year severance unless there is termination for cause or a voluntary resignation without good reason as defined in his Employment Agreement. Mr. King was issued 300,000 shares of Common Stock of the Company in lieu of a cash signing bonus. Mr. King has agreed with the Company not to sell more than 33,333 of these shares plus any shortfall from previous fiscal quarters in any fiscal quarter during Mr. King's employment.

Mr. King was granted stock options to acquire 1,000,000 shares of Common Stock of the Company at the market price ($3.50/share) on the date of the commencement of his employment. Options for 400,000 shares vested on October 12, 1995 and options for 600,000 shares vest on October 12, 2002, unless they have previously become exercisable. Alternatively, these stock options vest whenever the stock has traded at or above $5.00 on at least 30 of the 40 prior business days, or upon a change of control. These options contain anti-dilution provisions authorizing adjustments under certain circumstances. Mr. King's shares, including those underlying options, are subject to a registration rights agreement. The Company has also agreed to reimburse Mr. King for the cost of a term life insurance policy for $2,000,000 on Mr. King's life for his benefit.

On June 14, 1995, the Company agreed to loan Mr. Graham King $157,800 in order to allow Mr. King to pay the income taxes due in connection with a portion of the restricted stock he received. The terms of the note evidencing the loan provide that the loan is interest-free until 120 days after the Company registers Mr. King's restricted stock for sale, that the loan bears interest at a rate equal to the rate of return achieved by the Company on its cash reserves plus 1% after such date, and that the Company may demand repayment at any time after the note begins to accrue interest. As of March 31, 1997, the balance of this loan was $40,950.

All officers hold office until their successors are duly elected or appointed and qualified, or until their earlier resignation or removal.


                           OPTION YEAR-END VALUE TABLE

The following table sets forth information concerning the value at March 31, 1997 of option grants during the year to each named executive officer. Options vest as determined at the time of the grant and expire after ten years from the date of grant. Vesting is contingent on continuing employment with the Company.

                          OPTION GRANTS IN FISCAL 1997


                                                                                  Potential Realizable Value
                               Individual Grants                                    at Assumed Annual Rates
                                                                                  of Stock Price Appreciation
                                                                                       for Option Term (1)
         (a)                (b)             (c)             (d)         (e)           (f)           (g)
                                      Percent of Total
                                      Options Granted    Exercise
                          Options     to Employees in     or Base    Expiration
        Name              Granted       Fiscal Year        Price        Date           5%           10%
Graham O. King               0              ---             ---         ---           ---           ---
James A. Pesce            17,000            6.0%          $3.000      12/5/06       $32,073       $81,281
Michael B. Loscalzo       35,000           12.3%          $4.125      8/14/06       $90,797      $230,097
Robert E. Van Metre          0              ---             ---         ---           ---           ---

(1)Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price increases. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.



The following table sets forth information with respect to options exercised and held by the named executive officers as of March 31, 1997:

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                        AND MARCH 31, 1997 OPTION VALUES

            (a)                     (b)                 (c)                             (d)                    (e)
                                                                                                          Value of
                                                                                  Number of            Unexercised
                                  Shares                                        Unexercised           In-The-Money
                                Acquired on            Value                     Options at             Options at
           Name                  Exercise             Realized                March 31,1996        March 31, 1997 (1)
Graham O. King                       0                  ---                       1,000,000                     $0
James A. Pesce                       0                  ---                         150,000                $18,750
Michael B. Loscalzo                  0                  ---                         170,000                     $0
Robert E. Van Metre                  0                  ---                          50,000                     $0

(1)The value of options reflects the increase in market value of the Company's Common Stock from the date of grant through March 31, 1997 (when the closing price of Company Common Stock was $3.125 per share). The table includes both options that are vested and options that are not vested. Value actually realized by the executive officers will depend on the value of the Company's Common Stock at the time of exercise.

           COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPANTS

Mr. Blume and Mr. Cowie comprise the Compensation Committee.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation policies adopted by the Company are designed to (i) attract and retain valued employees capable of leading the Company to meet its business objectives, (ii) motivate the Company's executives to enhance long-term stockholder value and (iii) reward the Company's valued employees for prior service to the Company. The executive compensation program has been administered by the Compensation Committee without resort to particular standards other than an overall review of the performance of the Company and the individual officers. The annual compensation of the Company's executive officers including the Company's Chief Executive Officer, consists of a combination of cash salary, cash bonuses and stock options and grants. The Compensation Committee reviews individual executive officer compensation in light of various information, including Company performance, individual performance and comparative market data. In general, the Company intends to set base compensation for executive officers within a range which is believed to be comparable to the range of compensation set by companies of comparable size in similar industries.

In addition to the general standards set forth above, one of the executive officers of the Company is compensated pursuant to an existing compensation agreement. This agreement, covering Mr. Graham King, is discussed at "Discussion of 1997 Executive Officer Compensation and Employment Contracts" above. As discussed above, Mr. King's Employment Agreement provided for the issuance to Mr. King of 300,000 shares in lieu of a signing bonus. During the fiscal year ended March 31, 1996, the Compensation Committee authorized an amendment to the Employment Agreement waiving certain of the Company's forfeiture rights with respect to these shares.

Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") limits to $1,000,000 the amount of compensation and benefits (other than compensation and benefits that are performance based) that can be deducted for federal income tax purposes in any fiscal year. The Company does not expect to pay its executive officers compensation in excess of the Section 162(m) deductibility limit. The Committee intends to take such further steps as it deems advisable to allow the Company to deduct future compensation amounts paid to its executive officers to the extent it may do so without compromising the Company's ability to motivate and reward excellent performance. The Board of Directors and the Committee will retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

Respectfully submitted,

Frederick R. Blume                          James E. Cowie

                                PERFORMANCE GRAPH

The following chart shows the Company's cumulative total stockholder return for the last five years compared to the Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer and Data Processing Service Stocks as prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago.

                                                                    MARCH 31:
                                                          1992      1993      1994      1995      1996      1997

US SERVIS, INC.                                            100      75.7      31.4      22.9      22.1      17.9
NASDAQ STOCK MARKET (US)                                   100     115.0     124.1     138.0     187.4      208.3
NASDAQ COMP & DATA PROC. STOCKS                            100     111.8     114.5     154.3     218.6      239.3


[CHART OMITTED]
















Prepared by the Center for Research in Security Prices
Produced on 06/30/97 including data to 03/31/97

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information, as provided by the holders to the Company, concerning beneficial ownership of Common Stock as of July 10, 1997, by
(i) all persons known by the Company to be the beneficial owners of five percent or more of the issued and outstanding Common Stock of the Company, (ii) each of the directors and named executive officers and (iii) the directors and executive officers of the Company as a group. Except as noted, all addresses are 220 Davidson Avenue, 2nd Floor, Somerset, New Jersey 08873.

                                              No. of Shares        Percentage of
Name of Beneficial Owner                    Beneficially Owned       Ownership
S.M. Caravetta (1)                               1,088,128              17.1 %

Frederick R. Blume (2)                             505,812               7.8 %
c/o American Healthcare Fund
122 S. Michigan Ave.
Chicago, IL  60603

Graham O. King (3)                                 600,000               8.9 %

James A. Pesce (4)                                 223,000               3.4 %

Michael B. Loscalzo (5)                             52,000           Less than 1 %

Robert E. Van Metre (6)                             35,333           Less than 1 %

Stanford J. Goldblatt                                  0             Less than 1 %

Robert E. King (7,8)                               227,500               3.5 %

Robert C. Bowers (7)                                20,000           Less than 1 %

James E. Cowie (9)                               2,615,000               29.2%
c/o Frontenac VI Limited Partnership
135 S. LaSalle Street
Chicago, IL 60603

Stephen G. Sullivan (10)                           403,116               6.3 %
22 Heath Drive
Bridgewater, NJ 08807

David K. Vanco (11)                                525,000               8.2 %
1 South Piermont Drive
North Barrington, IL 60010

All Executive Officers and Directors(1-10)
as a Group (11 persons)                          5,366,773              53.9 %

(1)Includes 116,000 shares of Common Stock owned by the children of Mr. Caravetta. Mr. Caravetta disclaims beneficial ownership of such shares. Includes 212,128 shares of Common Stock owned by trusts, of which the children of Mr. Caravetta are the beneficiaries and Mr. Stephen J. Feinberg and the wife of Mr. Caravetta are trustees. Mr. Caravetta disclaims beneficial ownership of such shares. Mr. Caravetta may be deemed to be the promoter or founder of the Company as such term is defined under the federal securities laws.

(2)Shares which are owned by American Healthcare Fund, L.P.,of which Mr.Blume is an affiliate and as to which Mr. Blume disclaims beneficial ownership. Does not include options to purchase 30,000 shares which might be issued upon exercise of stock options which have not yet vested. Includes 35,000 shares issuable upon exercise of vested stock options. Includes 125,000 shares issuable upon conversion of Series B Convertible Preferred Shares. Mr. Blume's "Percentage of Ownership" is calculated assuming that the 125,000 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock are issued and outstanding.

(3)Includes 400,000 shares issuable upon exercise of vested stock options. Does not include 600,000 shares issuable upon exercise of stock options which are not currently exercisable. (See "Discussion of 1996 Executive Officer Compensation and Employment Agreements.")

(4)Includes 133,000 shares issuable upon exercise of vested stock options. Does not include 17,000 shares which might be issued upon exercise of a stock option which has not yet vested.

(5)Represents vested stock options. Does not include 118,000 shares which might be issued upon exercise of a stock option which has not yet vested.

(6)Includes 33,333 shares issuable upon exercise of vested stock options. Does not include 16,667 shares which might be issued upon exercise of a stock option which has not yet vested.

(7)Does not include 30,000 shares which might be issued upon exercise of a stock option which has not yet vested. Includes 20,000 shares issuable upon exercise of vested stock options.

(8)Includes 18,000 shares issued, and 49,000 shares issuable upon exercise of warrants, and 125,000 shares issuable upon conversion of Series A Convertible Preferred Shares, all held in trust for the benefit of Mr. King's children. Mr. King disclaims beneficial ownership of all such shares. Mr. King's "Percentage of Ownership" is calculated assuming that the 174,000 shares of common stock issuable upon exercise of the warrants and conversion of the Series A Convertible Preferred Stock are issued and outstanding.

(9)Shares owned by Frontenac VI Limited Partnership. Mr. Cowie disclaims beneficial ownership of such shares. Includes 490,000 shares issuable upon exercise of warrants, 1,250,000 shares issuable upon conversion of Series A Convertible Preferred Shares and 875,000 shares issuable upon conversion of Series B Convertible Preferred Shares. Mr. Cowie's "Percentage of Ownership" is calculated assuming that the 2,615,000 shares of common stock issuable upon exercise of the warrant, conversion of the Series A Convertible Preferred Stock and conversion of the Series B Convertible Preferred Stock are issued and outstanding.

(10)Includes 75,000 shares issuable upon exercise of vested stock options, and 559 shares held by Mr. Sullivan's wife.

(11)Includes 25,000 shares issuable upon exercise of vested stock options.


                         INDEPENDENT PUBLIC ACCOUNTANTS

Wiss & Company, LLP completed the audits of the financial statements of the Company for the fiscal year ended March 31, 1997. Representatives of Wiss & Company, LLP are expected to be present at the meeting and will have the opportunity to make a statement (if they so desire) and to be available to respond to appropriate questions.


The Audit Committee is considering independent public accountants (including Wiss & Company, LLP) to conduct an audit for the fiscal year ended March 31, 1998, and will make a recommendation to the Board of Directors when its deliberations are completed.


Wiss & Company, LLP issued unqualified reports on the Company's financial statements for the fiscal years ended March 31, 1996 and March 31, 1997, and to date the Company has had no disagreements with Wiss & Company, LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures.

                               SECTION 16 FILINGS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.


To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, except as set forth in the following sentence, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with during the 1997 fiscal year. Frederick R. Blume, on behalf of American Healthcare Fund, L.P., filed a Form 5 with the SEC in February, 1997, disclosing certain information that should have been properly reported on a Form 4 for October, 1996.


                             STOCKHOLDERS PROPOSALS

Any proposals by stockholders of the Company intended to be included in the Company's 1998 Annual Meeting of the Stockholders must be in writing and received at the Company, at its principal office, no later than March 12, 1998.


                         FINANCIAL AND OTHER INFORMATION

The Company's Audited Financial Statements for the fiscal years ended March 31, 1997 and March 31, 1996 are included in the Company's Annual Report on Form 10-K for the Fiscal Year ended March 31, 1997, and are incorporated herein by reference.

Management's discussion and analysis of the financial condition and results of operations of the Company is included in the Company's Annual Report on Form 10-K for the Fiscal Year ended March 31, 1997 under the heading "Management's Discussion of Financial Results," and is incorporated herein by reference.

A copy of the Annual Report on Form 10-K is being delivered with this Proxy Statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Information with respect to Certain Relationships and Related Transactions is included herein under the headings "Concerning the Board of Directors" and "Executive Compensation."


                                     GENERAL

Management of the Company does not know of any matters other than the foregoing that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment.


                          By Order of the Board of Directors,



                          Robert E. Van Metre
July 25, 1997             Secretary and Vice President, Accounting and Finance

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                 (Amendment No.    )

Filed by the Registrant     [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                 US SERVIS, INC.
                (Name of Registrant as Specified In Its Charter)
                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.
[ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:



[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
      0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:


         2) Form, Schedule or Registration Statement No.:


         3) Filing Party:


         4) Date Filed: